Pricing Supplement No. 0351 Dated March 23, 2005
(To Prospectus dated August 14, 2004 and Prospectus Supplement dated April 15, 2004)	Rule 424(b)(2)
File number: 333-112708

Senior Medium-Term Notes, Series K

Principal Amount:	Banc of America Securities LLC		$1,960,000,000.00
	Blaylock & Partners, L.P.		$20,000,000.00
	The Williams Capital Group, L.P.		$20,000,000.00

	Total		$2,000,000,000.00

Issue Price:		100.000%	$2,000,000,000.00
Commission or Discount:		0.025%	$500,000.00

Proceeds to Corporation:		99.975%	$1,999,500,000.00

Agents:	Banc of America Securities LLC, Blaylock & Partners, L.P., and The Williams Capital Group, L.P., as agents

Original Issue Date:	March 29, 2005

Stated Maturity Date:	March 28, 2008

Cusip #:	06050 MET0

Form:	Book entry only

Minimum Denomination:	The notes are issued in minimum denominations of $1,000 and multiple integrals of $1,000 in excess of $1,000.

Interest Rate:	Floating

Daycount Convention:	Actual/360

Base rate:	LIBOR Telerate Page 3750

Index maturity:	90 days

Spread:	+ 1.0 bps for the period March 29, 2005 to, but excluding, September 29, 2006

+ 12.0 bps for the period September 29, 2006 to, but excluding, the maturity date.

Initial Interest Rate:	The Interest Rate on March 25, 2005 as determined by the calculation agent on March 29, 2005

Interest Reset Period:	Quarterly, commencing on June 29, 2005

Interest Reset Dates:	March 29, June 29, September 29, and December 29 of each year, commencing June 29, 2005

Interest Determination Date:	Two London business days prior to the Interest Reset Date

Interest Payment Dates:	March 29, June 29, September 29, and December 29 of each year, commencing June 29, 2005

May the Notes be redeemed by the Corporation prior to maturity?	Yes

The Notes will be subject to redemption at the option of the Corporation, in whole, on the Interest Payment Date occurring September 29, 2006 and quarterly on each Interest Payment Date occurring thereafter at a redemption price equal to 100% of the Principal Amount of the Notes, plus accrued interest to, but excluding, the date of redemption, upon at least 30 calendar days prior to notice to the Noteholder and the Trustee, as described in the Prospectus Supplement.

May the Notes be repaid prior to maturity at the option of the holder?	No

Discount Note?	No

The Corporation has taken no action that would permit a public offering of the notes or the possession or distribution of this pricing supplement, the prospectus supplement, or the prospectus in any jurisdiction outside the United States. No offers, sales, or deliveries of the notes or this pricing supplement, the prospectus supplement, or the prospectus may be made in or from any jurisdiction except in compliance with applicable laws and regulations.